Exhibit 99.1
Silvaco Reports First Quarter 2024 Financial Results
Quarterly revenue of $15.9 million up 27% sequentially and 11% year-over-year

SANTA CLARA, Calif. - June 20, 2024 -- Silvaco Group, Inc. (Nasdaq: SVCO, “Silvaco” or the “Company”), a provider of TCAD, EDA software, and SIP solutions that enable semiconductor design and digital twin modeling through AI software and innovation, today announced its first quarter 2024 results.

“Having successfully completed our IPO on May 13th, we are excited to embark on our journey as a public company,” said Babak Taheri, Silvaco’s Chief Executive Officer. Dr. Taheri continued, “I am pleased with our first quarter results which were driven by strong demand for our TCAD and EDA products across various sectors. With our proven software platform, we continue to capitalize on organic growth opportunities and customer investments across multiple end markets.”

Commenting on the financial results and outlook, Ryan Benton, Silvaco’s Chief Financial Officer, added, “We achieved another quarter of stellar financial results including double-digit top-line growth and profitability. Based on our visibility and strong, predictable revenue model, we expect the momentum to continue into the second quarter. Moreover, following the completion of the IPO unaudited cash and cash equivalents was $104.2 million at the end of May 2024, allowing us to pursue our growth initiatives by means of both organic and inorganic opportunities.”

First Quarter 2024 Financial Highlights

•Strong TCAD and EDA quarterly revenues with a key strategic customer renewal in Japan and nine new customer wins, partially offset by lower Semiconductor IP (“SIP”) revenue. As previously disclosed, the NXP licensing agreement lapsed in the fourth quarter of 2023, but has since been extended as of April 2024. The lapse of the NXP licensing agreement impacted our IP revenues and bookings in the first quarter of 2024 but since reinstatement the Company has observed a significant resumption in SIP bookings. This contributes to the Company's estimate of total bookings growth of 18% to 29% for the second quarter of 2024.
•GAAP and non-GAAP gross margins for the first quarter of 2024 of 88%, up from 86% in the first quarter of 2023 and 79% in the fourth quarter of 2023. This increase was driven in large part by strong TCAD and EDA license revenue growth.
•GAAP operating expenses for the first quarter of 2024 were up 7% from a year ago and down 2% sequentially from the fourth quarter of 2023. Non-GAAP operating expenses for the first quarter were up 5% from a year ago and down 5% sequentially. The year-over-year increases in GAAP and non-GAAP operating expenses were due in part to increased research and development and sales and marketing staff costs offset by lower sales commissions expense.
•GAAP operating income and margin for the first quarter of 2024 of $2.4 million and 15%, up from $1.5 million and 11% in Q1 2023, respectively. Non-GAAP operating income and non-GAAP operating margin of $3.3 million and 21%, up from $2.1 million and 15% in Q1 2023.

First Quarter 2024 Financial Results

GAAP Financial Results

•Revenue of $15.9 million, up 27% quarter-over-quarter and up 11% year-over-year.
◦TCAD revenue of $10.6 million, up 21% year-over-year.
◦EDA revenue of $4.7 million, up 13% year-over-year.
◦SIP revenue of $0.6 million, down 57% year-over-year.
•GAAP gross margin of 88%, compared to 86% in Q1 2023.
•GAAP operating income and margin of $2.4 million and 15%, compared to $1.5 million and 11% in Q1 2023, respectively.
•GAAP net income of $1.4 million, compared to $0.8 million in Q1 2023.
•GAAP diluted net income per share of $0.07.
•As of March 31, 2024, cash and cash equivalents totaled $5.7 million.

Key Operating Indicators and Non-GAAP Financial Results:

•Gross bookings were $16.1 million, up 3% year-over-year.
•Remaining performance obligations as of March 31, 2024, were $29.1 million, 49% of which is expected to be recognized as revenue in the next 12 months.
•Non-GAAP operating income and non-GAAP margin of $3.3 million and 21%, compared to $2.1 million and 15% in Q1 2023, respectively.
•Non-GAAP net income of $2.4 million, compared to $1.9 million in Q1 2023.
•Non-GAAP diluted net income per share of $0.12.

For a discussion of the non-GAAP metrics presented in this press release, as well as a reconciliation of non-GAAP metrics to the nearest comparable GAAP metric for Silvaco's first quarter 2024, fourth quarter 2023 and first quarter 2023 results, see “Discussion of Non-GAAP Financial Measures” and “GAAP to Non-GAAP Reconciliation” in the accompanying tables below.

First Quarter 2024 and Recent Business Highlights

•Introduced artificial intelligence-based platform for digital twin modeling named fab technology co-optimization, or FTCO™, for wafer-level fabrication facilities. FTCO™ uses manufacturing data to perform statistical, AI and physics-based machine learning software simulations to create a computer model or ‘digital twin’ of a wafer that can be used to simulate the fabrication process and yield. Customers can utilize this model to run simulation experiments to understand and enhance wafer yield without the need to run physical wafers, which can be time-consuming and expensive. The company estimates that the market opportunity for this technology represents a serviceable addressable market in excess of $500 million.
•Announced an enhanced partnership with Micron Technology, Inc. (Nasdaq: MU) (“Micron”), which included expanding the partnership for FTCO™ and securing a $5.0 million investment from Micron in the form of a senior subordinated convertible promissory note, which subsequently converted into common stock at the completion of the IPO.
•Announced extension of Technology License and Distribution Agreement with NXP, which extended the term of the SIP licensing agreement for an additional five years beginning from April 1, 2024.

•Priced and closed an IPO of 6,000,000 shares of Silvaco common stock at a price to the public of $19.00 per share. Net proceeds to the company from the IPO were approximately $106 million after deducting underwriting discounts and commissions. The shares began trading on the Nasdaq Global Select Market under the ticker symbol “SVCO” on May 9th, 2024.

Supplementary materials to this press release, including our first quarter 2024 financial results, can be found at https://investors.silvaco.com/financial-information/quarterly-results.

Second Quarter and Full Year 2024 Financial Outlook

As of June 20, 2024, Silvaco is providing guidance for its second quarter of 2024 and its full-year 2024, which represents Silvaco’s current estimates on its operations and financial results. The financial information below represents forward-looking financial information and in some instances forward-looking, non-GAAP financial information, including estimates of non-GAAP gross margin and non-GAAP operating income. GAAP gross margin is the most comparable GAAP measure to non-GAAP gross margin, and GAAP operating income is the most comparable GAAP measure to non-GAAP operating income. Non-GAAP operating income differs from GAAP operating income in that it excludes items such as certain transaction-related costs, IPO preparation costs, acquisition-related litigation costs, stock-based compensation, amortization of acquired intangible assets, impairment charges and executive severance costs. Silvaco is unable to predict with reasonable certainty the ultimate outcome of these exclusions without unreasonable effort. Therefore, Silvaco has not provided guidance for GAAP gross margin or GAAP operating income or a reconciliation of the forward-looking non-GAAP gross margin or non-GAAP operating income guidance to GAAP gross margin or GAAP operating income, respectively. However, it is important to note that these excluded items could be material to our results computed in accordance with GAAP in future periods.

Based on current business trends and conditions, the Company expects for second quarter 2024 the following:
•Revenue in the range of $14.3 million to $15.0 million, which would represent a 14% to 20% increase from the second quarter of 2023.
•Gross bookings in the range of $17.0 million to $18.5 million, which would represent a 18% to 29% increase from the second quarter of 2023.
•Non-GAAP gross margin to be in the range of 85% to 87%.
•Non-GAAP operating income in the range of $0.5 million to $1.5 million, which would represent a 62% to 185% increase from the second quarter of 2023.

For full year 2024, the Company expects:
•Revenue of $63.0 million to $66.0 million, which would represent a 16% to 22% increase from 2023.
•Gross bookings of $64.0 million to $68.0 million, which would represent an 10% to 17% increase from 2023.
•Non-GAAP gross margin to be in the range of 85% to 87%.
•Non-GAAP operating income of $8.0 million to $11.0 million, which would represent an 82% to 150% increase from 2023.

About Silvaco

Silvaco is a provider of TCAD, EDA software, and SIP solutions that enable semiconductor design and digital twin modeling through AI software and innovation. Silvaco’s solutions are used for semiconductor and photonics processes, devices, and systems development across display, power devices, automotive, memory, high performance compute, foundries, photonics, internet of things, and 5G/6G mobile markets for complex SoC design. Silvaco is headquartered in Santa Clara, California, and has a global presence with offices located in North America, Europe, Brazil, China, Japan, Korea, Singapore, and Taiwan.

Safe Harbor Statement

This press release contains forward-looking statements based on Silvaco's current expectations. The words “believe”, “estimate”, “expect”, “intend”, “anticipate”, “plan”, “project”, “will”, and similar phrases as they relate to Silvaco are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silvaco and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations.

These forward-looking statements include but are not limited to, statements regarding our future operating results, financial position, and guidance, our business strategy and plans, our objectives for future operations, our development or delivery of new or enhanced products, and anticipated results of those products for our customers, our competitive positioning, projected costs, technological capabilities, and plans, and macroeconomic trends.

A variety of risks and factors that are beyond our control could cause actual results to differ materially from those in the forward-looking statements including, without limitation, the following: (a) market conditions; (b) anticipated trends, challenges and growth in our business and the markets in which we operate; (c) our ability to appropriately respond to changing technologies on a timely and cost-effective basis; (d) the size and growth potential of the markets for our software solutions, and our ability to serve those markets; (e) our expectations regarding competition in our existing and new markets; (f) the level of demand in our customers’ end markets; (g) regulatory developments in the United States and foreign countries; (h) changes in trade policies, including the imposition of tariffs; (i) proposed new software solutions, services or developments; (j) our ability to attract and retain key management personnel; (k) our customer relationships and our ability to retain and expand our customer relationships; (l) our ability to diversify our customer base and develop relationships in new markets; (m) the strategies, prospects, plans, expectations, and objectives of management for future operations; (n) public health crises, pandemics, and epidemics and their effects on our business and our customers’ businesses; (o) the impact of the current conflicts between Ukraine and Russia and Israel and Hamas and the ongoing trade disputes among the United States and China on our business, financial condition or prospects, including extreme volatility in the global capital markets making debt or equity financing more difficult to obtain, more costly or more dilutive, delays and disruptions of the global supply chains and the business activities of our suppliers, distributors, customers and other business partners; (p) changes in general economic or business conditions or economic or demographic trends in the United States and foreign countries including changes in interest rates and inflation; (q) our ability to raise additional capital; (r) our ability to accurately forecast demand for our software solutions; (s) our expectations regarding the outcome of any ongoing litigation; (t) our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act and as a smaller reporting company under the Exchange Act; (u) our expectations regarding our ability to obtain, maintain, protect and enforce intellectual property protection for our technology; (v) our status as a controlled company; and (w) our use of the net proceeds from our initial public offering.

It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements we may make. Accordingly, you should not rely on any of the forward-looking statements. Additional information relating to the uncertainty affecting the Silvaco’s business is contained in Silvaco's filings with the Securities and Exchange Commission. These documents are available on the SEC Filings section of the Investor Relations section of Silvaco's website at http://investors.silvaco.com/. These forward-looking statements represent Silvaco's expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Silvaco disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Discussion of Non-GAAP Financial Measures

We use certain non-GAAP financial measures to supplement the performance measures in our consolidated financial statements, which are presented in accordance with GAAP. These non-GAAP financial measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss), and non-GAAP net income (loss) per share. We use these non-GAAP financial measures for financial and operational decision-making and as a means to assist us in evaluating period-to-period comparisons.

We define non-GAAP operating expenses and non-GAAP operating income (loss) as our GAAP operating expenses and GAAP operating income (loss), in each case, adjusted to exclude certain costs, including certain transaction-related costs, IPO preparation costs, acquisition-related litigation costs, stock-based compensation, amortization of acquired intangible assets, impairment charges, and executive severance costs. We define non-GAAP net income (loss) as our GAAP net income (loss) adjusted to exclude certain costs, including certain transaction-related costs, IPO preparation costs, acquisition-related litigation costs, stock-based compensation, amortization of acquired intangible assets, impairment charges, executive severance costs, change in fair value of contingent consideration, foreign exchange (gain) loss, gain on extinguishment of debt, and the income tax effect on non-GAAP items. Our non-GAAP net income (loss) per share is calculated in the same way as our non-GAAP net income (loss), but on a per share basis. We monitor non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share as non-GAAP financial measures to supplement the financial information we present in accordance with GAAP to provide investors with additional information regarding our financial results.

Certain items are excluded from our non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share because these items are non-cash in nature or are not indicative of our core operating performance and render comparisons with prior periods and competitors less meaningful. We adjust GAAP operating income (loss) and net income (loss) for these items to arrive at non-GAAP operating income (loss) and non-GAAP net income (loss) because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structure and the method by which the assets were acquired. By excluding certain items that may not be indicative of our recurring core operating results, we believe that non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share, provide meaningful supplemental information regarding our performance.

We believe these non-GAAP financial measures are useful to investors and others because they allow for additional information with respect to financial measures used by management in its financial and operational decision-making and they may be used by our institutional investors and the analyst community to help them analyze our financial performance and the health of our business. However, there are a number of limitations related to the use of non-GAAP financial measures, and these non-GAAP measures should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

SILVACO GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands except share and par value amounts)
	March 31	December 31,
	2024	2023

ASSETS
Current assets:
Cash	$5,739	$4,421
Accounts receivable, net	5,562	4,006
Contract assets, net	9,240	8,749
Prepaid expenses and other current assets	1,748	2,549
Deferred transaction costs	1,943	1,163
Total current assets	24,232	20,888
Long-term assets:
Property and equipment, net	656	591
Operating lease right-of-use assets, net	2,157	1,963
Intangible assets, net	273	342
Goodwill	9,026	9,026
Long-term portion of contract assets, net	8,961	6,250
Other assets	2,057	1,825
Total long-term assets	23,130	19,997
Total assets	$47,362	$40,885
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,332	$2,495
Accrued expenses and other current liabilities	9,945	10,255
Accrued income taxes	2,185	1,626
Operating lease liabilities, current	817	735
Deferred revenue, current	7,935	7,882
Related party line of credit	2,016	2,000
Total current liabilities	26,230	24,993
Long-term liabilities:
Deferred revenue, non-current	4,737	5,071
Operating lease liabilities, non-current	1,320	1,198
Long-term loan facility	4,283	—
Other long-term liabilities	197	221
Total liabilities	36,767	31,483
Commitments and contingencies
Stockholders' equity:
Common stock, $0.0001 par value; 25,000,000 shares authorized; 20,000,000 shares issued and outstanding	2	2
Retained earnings	12,770	11,392
Accumulated other comprehensive loss	(2,177)	(1,992)
Total stockholders' equity	10,595	9,402
Total liabilities and stockholders' equity	$47,362	$40,885

SILVACO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue:
Software license revenue	$12,258	$10,665
Maintenance and service	3,631	3,626
Total revenue	15,889	14,291
Cost of revenue	1,973	2,025
Gross profit	13,916	12,266
Operating expenses:
Research and development	3,616	3,375
Selling and marketing	3,312	2,805
General and administrative	4,600	4,553
Total operating expenses	11,528	10,733
Operating income	2,388	1,533
Interest and other expense, net	205	331
Income before income tax provision	2,183	1,202
Income tax provision	805	388
Net income	$1,378	$814
Net income per share attributable to common stockholders:
Basic and diluted	$0.07	$0.04
Weighted average shares used in computing per share amounts:
Basic and diluted	$20,000	$20,000

SILVACO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)
	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$1,378	$814
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	120	166
Gain on disposal of fixed assets	(10)	—
Provision for credit losses	222	21
Change in fair value of contingent consideration	(8)	265
Changes in operating assets and liabilities:
Accounts receivable	(1,844)	(3,718)
Contract assets	(3,679)	889
Prepaid and other current assets	788	(232)
Other assets	(274)	—
Accounts payable	877	513
Accrued expenses	(670)	(1,248)
Accrued income taxes	574	242
Deferred revenue	(21)	2,888
Other current liabilities	(49)	146
Other long-term liabilities	24	(245)
Net cash (used in) provided by operating activities	(2,572)	501
Cash flows from investing activities:
Purchases of property and equipment	(10)	(177)
Net cash used in investing activities	(10)	(177)
Cash flows from financing activities:
Proceeds from loan facility	4,250	—
Contingent consideration	(13)	(582)
Deferred transaction costs	(364)	—
Net cash provided by (used in) financing activities	3,873	(582)
Effect of exchange rate fluctuations on cash	27	75
Net increase (decrease) in cash	1,318	(183)
Cash, beginning of period	4,421	5,478
Cash, end of period	$5,739	$5,295

SILVACO GROUP, INC.
REVENUE
(Unaudited, in thousands)

	2023					2024
	Q1	Q2	Q3	Q4	Year	Q1
Revenue by Region:
Japan	16%	14%	12%	14%	14%	29%
United States	34%	28%	28%	28%	30%	26%
China	19%	29%	17%	30%	23%	11%
Korea	8%	11%	25%	9%	14%	7%
All other	23%	18%	18%	19%	19%	27%
Total revenue	100%	100%	100%	100%	100%	100%

Revenue by Product Line:
TCAD	62%	62%	52%	62%	59%	66%
EDA	29%	20%	31%	22%	26%	30%
IP	9%	18%	17%	16%	15%	4%
Total revenue	100%	100%	100%	100%	100%	100%

Revenue Item Category:
Software license revenue	75%	71%	74%	70%	73%	77%
Maintenance and service	25%	29%	26%	30%	27%	23%
Total revenue	100%	100%	100%	100%	100%	100%

SILVACO GROUP, INC.
GAAP to Non-GAAP Reconciliation
(Unaudited, in thousands except per share amounts)

	Three Months Ended
Reconciliation GAAP to Non-GAAP	3/31/2024	12/31/2023	3/31/2023

GAAP Research and development	$3,616	$3,337	$3,375
Less: Amortization of acquired intangible assets	70	82	101
Non-GAAP Research and development	$3,546	$3,255	$3,274

GAAP Sales and marketing	$3,312	$3,833	$2,805
Less: IPO preparation costs	127	—	—
Non-GAAP Sales and marketing	$3,185	$3,833	$2,805

GAAP General and administrative	$4,600	$4,570	$4,553
Less: Acquisition-related litigation costs	594	515	236
Less: IPO preparation costs	139	45	268
Non-GAAP General and administrative	$3,867	$4,010	$4,049

GAAP Operating expenses	$11,528	$11,740	$10,733
Less: Acquisition-related litigation costs	594	515	236
Less: IPO preparation costs	266	45	268
Less: Amortization of acquired intangible assets	70	82	101
Non-GAAP Operating expenses	$10,598	$11,098	$10,128

GAAP Income (loss) from operations	$2,388	$(1,936)	$1,533
Plus: Acquisition-related litigation costs	594	515	236
Plus: IPO preparation costs	266	45	268
Plus: Amortization of acquired intangible assets	70	82	101
Non-GAAP Income (loss) from operations	$3,318	$(1,294)	$2,138

GAAP Net income (loss)	$1,378	$(2,247)	$814
Plus: Amortization of acquired intangible assets	70	82	101
Plus: Acquisition-related litigation costs	594	515	236
Plus: IPO preparation costs	266	45	268
Plus: Change in fair value of consideration	(8)	(7)	276
Plus: Foreign exchange (gain) loss	130	(3)	247
Plus: Income tax effect of non-GAAP adjustment	(33)	(27)	(23)
Non-GAAP Net income (loss)	$2,397	$(1,642)	$1,919

GAAP Net income (loss) per share:
Basic and diluted:	$0.07	$(0.11)	$0.04

Non-GAAP Net income (loss) per share:
Basic and diluted:	$0.12	$(0.08)	$0.10

Weighted average shares used in GAAP and non-GAAP net income (loss) per share:
Basic and diluted:	20,000,000	20,000,000	20,000,000

Investor Contact:
Greg McNiff
investors@silvaco.com

Media Contact:
Tyler Weiland
press@silvaco.com

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